Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE: December 19, 2008	FOR MORE INFORMATION, CONTACT: Robert L. Buzzo (276) 326-9000
First Community Bancshares, Inc. Insurance Subsidiary Acquires Virginia Insurance Agency
Bluefield, Virginia — First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) announced today that its wholly-owned insurance subsidiary, GreenPoint Insurance Group, has acquired Carr & Hyde Insurance based in Warrenton, Virginia. The transaction closed on December 16, 2008.
Carr & Hyde is a full-service insurance agency providing a wide range of both commercial and personal insurance products. Carr & Hyde has been in existence since 1966 but its roots through prior ownership go back to the 1800’s.
The agency operates two offices in Warrenton and Marshall, Virginia and has a staff of eighteen. The principals of the agency, G. Wayne Eastham and Tab L. Vollrath, will remain with the agency and manage its day-to-day operations and spearhead future growth in the state of Virginia. While the agency will be part of the GreenPoint Insurance Group, it will continue to operate under the name of Carr & Hyde.
John M. Mendez, President and Chief Executive Officer of First Community Bancshares, Inc. commented, “We are extremely pleased to have Carr & Hyde Insurance as a member of our GreenPoint Insurance Group. Carr & Hyde is a well established agency with an outstanding staff of insurance professionals and excellent growth record in the Warrenton, Virginia area. Carr & Hyde Insurance has an excellent reputation and their philosophy of providing quality insurance products with impeccable service blends very well with GreenPoint and our bank.”
According to Mr. Eastham and Mr. Vollrath of Carr & Hyde, “We are proud to be the first Virginia agency to become part of the GreenPoint Insurance Group and its parent First Community Bancshares, Inc. We strive to provide the highest levels of customer service and know that their affiliation will enable us to do even more. We have been a mainstay in our community for over forty years and we look forward to continued growth in our immediate marketplace and throughout the state.”
Shawn Cummings, President of GreenPoint Insurance Group, said “The addition of Carr & Hyde provides us with an excellent entrance to the Virginia insurance market. Carr & Hyde’s location is excellent and provides us access to not only the Warrenton area but also the metropolitan northern Virginia market as well as central Virginia. I look forward to working with Wayne Eastham and Tab Vollrath in growing our business in Virginia and I feel that we have excellent opportunities for expansion going forward.”
First Community Bancshares, Inc. entered the insurance agency business in September 2007 with the acquisition of GreenPoint. With the addition of Carr & Hyde, the insurance subsidiary will generate approximately $54 million in annual insurance premium billings and have approximately $7 million in commission revenue.

First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.13 billion financial holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through fifty-nine locations in the five states of Virginia, West Virginia, North Carolina, South Carolina, and Tennessee. First Community Bank, N. A. offers wealth management services through its Trust & Financial Services Division and Investment Planning Consultants, Inc., a registered investment advisory firm which offers wealth management and investment advice. The Company’s wealth management group managed assets with a market value of $897 million at September 30, 2008. First Community is also the parent company of GreenPoint Insurance Group, Inc., a full-service insurance agency located in High Point, North Carolina. First Community Bancshares, Inc.’s common stock is traded on the NASDAQ Global Select Market under the symbol, “FCBC”. Additional investor information can be found on the Internet at www.fcbinc.com.
This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.